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                                                                    Exhibit 10.4
                                 LEASE AGREEMENT

                                     BETWEEN

                            UCAR CARBON COMPANY INC.

                                   "LANDLORD"

                                       AND

                              UCAR GRAPH-TECH INC.

                                    "TENANT"

                                 January 1, 2000
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                                TABLE OF CONTENTS

                                                                                  Page No.
                                                                                  --------
Lease Agreement                                                                         3
Article 1         Leased Premises                                                       4
Article 2         Term of Lease                                                         4
Article 3         Rent and Additional Rent                                              5
Article 4         Use                                                                   6
Article 5         Repairs and Maintenance                                               6
Article 6         Alterations                                                           7
Article 7         Utilities, Services and Taxes                                         7
Article 8         Termination of Lease                                                  9
Article 9         Signs and Property Loss                                               10
Article 10        Inspection by Landlord                                                10
Article 11        Assignment and Sub-Letting                                            11
Article 12        Indemnification and Insurance                                         11
Article 13        Default                                                               13
Article 14        Fire and Casualty                                                     15
Article 15        Condemnation                                                          16
Article 16        Relationship of Parties                                               17
Article 17        Notices                                                               17
Article 18        Covenant Against Liens; Subordination                                 18
Article 19        Condition of Premises                                                 18
Article 20        Tenant's Certificate                                                  18
Article 21        Force Majeure                                                         20
Article 22        Quiet Enjoyment                                                       21
Article 23        Waiver                                                                21
Article 24        Memorandum of Lease                                                   21
Article 25        Brokerage Fees                                                        21
Article 26        Governing Law                                                         21
Article 27        Holdover Tenancy                                                      22
Article 28        Successor Landlord                                                    22
Article 29        Entire Agreement                                                      23
Article 30        Notice of Additional Space                                            23
Article 31        Waiver of Lien                                                        23
Article 32        Definition of Certain Terms                                           23
Article 33        Satellite Dish                                                        23
Article 34        FASB 13                                                               24
Article 35        Disputes                                                              24

Exhibit "A"       Premises                                                              26

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                                 LEASE AGREEMENT

         THIS AGREEMENT, made as of the 1st day of January, 2000, between UCAR CARBON COMPANY INC., a Delaware corporation having offices at 3102 West End Avenue, Suite 1100, Nashville, Tennessee, 37203 (hereinafter called "Landlord"), and UCAR Graph-Tech Inc., a Delaware corporation having offices at 11709 Madison Avenue, Lakewood, Ohio, 44107 (hereinafter called "Tenant"),

                                   WITNESSETH

         WHEREAS, Landlord owns certain land, together with the buildings and improvements located thereon, situated at West 117th Street and Madison Avenue, City of Lakewood, County of Cuyahoga and State of Ohio (hereinafter called the "Plant Site"); and

         WHEREAS, part of the Plant Site comprising approximately 207,000 square feet as more particularly described and shown in Exhibit A attached hereto (hereinafter called the "Premises") is used in conjunction with Tenant's natural, acid-treated and flexible graphite business; and

         WHEREAS, Tenant wishes to lease the Premises in order to produce, manufacture, store, transport and distribute natural, acid treated and flexible graphite and related products;

         NOW, THEREFORE, in consideration of the rents reserved hereunder and the mutual undertakings hereinafter set forth, Landlord and Tenant hereby covenant and agree as follows:

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ARTICLE 1 - LEASED PREMISES

         1.1 Landlord hereby leases to Tenant and Tenant hereby takes and hires from Landlord, upon and subject to the terms, covenants, conditions and provisions of this Agreement, for the Initial Term (as defined below), the Premises, together with: (i) access to the Premises by Tenant's employees, agents, contractors and invitees through the use of access roads, parking areas, common hallways, loading docks and other designated areas of the Plant Site adjoining the Premises;
                  (ii) use of the conference rooms, restrooms, lunchrooms and locker rooms located upon the Plant Site by Tenant's employees, agents, contractors and invitees; and (iii) exclusive parking rights for up to 200 personal vehicles in the various parking areas at the Plant Site.

         1.2 Landlord shall have reasonable access and other rights as necessary or appropriate to install and maintain utility and other systems serving the Plant Site, whether now existing or hereafter installed upon the Premises, including without limitation the right to inspect, maintain, repair, replace, change the size of and remove the systems so long as it does not unreasonably interrupt Tenant's use of the Premises.

ARTICLE 2 - TERM OF LEASE


         2.1 Unless sooner terminated as provided herein, the initial term of this Agreement shall commence on January 1, 2000 and shall expire on December 31, 2009 (the "Initial Term"). Tenant shall have the exclusive option to extend the term of this Agreement for one additional period of five (5) years (the extension period commencing January 1, 2010 and expiring December 31, 2014; referred to as the "Extended Term"), provided that Tenant delivers to Landlord, at least 24 months in advance of the last day of the Initial Term, written notice of its intention to so extend the term. Any such extension shall be upon the same terms and conditions as set forth herein, except as to the Rent payable for the Extended Term. References to the "term hereof" or the "term of this Agreement" shall mean the Initial Term and the Extended Term, together. Upon exercise of any such option, Landlord shall be obligated to lease to Tenant, and Tenant shall be obligated to take and hire from Landlord upon and subject to the terms, covenants, conditions and provisions of this Agreement, for such Extended Term, the Premises, together with the access, use and rights mentioned in Article 1.

         2.2 Landlord may revoke the Tenant's option to extend the term of the Agreement upon providing Tenant with written notice at least thirty-six (36) months prior to the end of the Initial Term. Should Tenant be unable, after using reasonable efforts, to vacate the Premises within that time

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                  period, Tenant may extend the Agreement on a month to month basis for a maximum of six (6) months. In that case, the Rent shall be calculated pursuant to Article 27, Holdover Tenancy.

ARTICLE 3 - RENT AND ADDITIONAL RENT

         3.1 During the first five (5) years of the Initial Term, Tenant shall pay to Landlord Rent equal to $213,210.00 per year payable at the rate of $53,302.50 per quarter.

                  For the remainder of the Initial Term (5 years) and for the Extended Term, the Rent shall equal the fair market rent of the Premises as of the commencement of the second five (5) years of the Initial Term and the Extended Term as mutually agreed by the parties at least 6 months before each such commencement or, if the parties are unable to so agree, determined as follows: within 20 days after the beginning of such 6 month period, each party shall employ, at its expense, a qualified MAI real estate appraiser to determine the fair market rent of the Premises for the second five (5) years of the Initial Term or the Extended Term and require such appraiser to make such determination within 30 days thereafter. If the appraisers' fair market rents vary by less than 10% of the higher rent, the average of the two rents shall become the Rent for the second five (5) years of the Initial Term or the Extended Term, as applicable. If the rents vary by greater than 10%, the parties shall appoint a third appraiser to determine the fair market rent and the two closest appraised rents shall be averaged to determine the Rent for the second five (5) years of the Initial Term or the Extended Term. The costs of such third appraiser shall be borne equally by the parties.

                  The Rent, payable in advance for each quarter, shall become due and payable, without notice or demand, on the first day of each calendar quarter during the term hereof, without any setoff, counterclaim or deduction for any reason whatsoever.

         3.2 During the term hereof, Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after receipt of an invoice, the charges for a pro-rata share of insurance premiums as set out in Article 12 and taxes and assessments as defined in Article 7.

         3.3 The Rent and Additional Rent shall be apportioned and adjusted on a per diem basis for any monthly period at the commencement or termination of this Agreement and shall be payable as of such dates.

ARTICLE 4 - USE

         4.1 Tenant may use and occupy the Premises for the production, storage, transportation, sale and distribution of carbon and/or natural graphite

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                  based and related products, as well as, fuel cell, automotive, thermal management, heat management, fire protection, electrical and fluid sealing products and for any other lawful purpose incidental thereto, but for no other purpose unless approved in writing by Landlord.

         4.2 In its occupation and use of the Premises, Tenant shall comply fully with all applicable regulatory, governmental and court orders and all applicable local, State and Federal laws, ordinances, rules and regulations. Tenant shall not by reason of its use of the Premises at any time throughout the term of this Agreement violate or cause to be violated any such laws, ordinances, orders, rules or regulations or the reasonable rules and regulations of the carriers insuring the Premises, or the Board of Fire Underwriters or its equivalent, and such compliance and observation shall be at Tenant's sole cost and expense.

         4.3 Landlord shall have the right to impose restrictions and obligations on Tenant's use and maintenance of the Premises which are no more restrictive than those imposed on other tenants within the Plant Site.

         4.4 Tenant shall indemnify and hold harmless Landlord from any claim, damage, loss, liability and obligation due to any violation of this Article 4.

         4.5 Tenant shall not, without Landlord's written consent, produce, generate, emit, treat, recycle, store, bury or dispose of any hazardous or toxic materials, substances or wastes upon the Premises other than the production, generation, emission and storage of those of types and in amounts normally generated in the Tenant's business over the 3-year period prior to the date hereof. If such laws, rules, orders, ordinances or regulations reduce the amount of waste which may be accumulated at the initial point of generation, then Tenant shall comply therewith.

         4.6 In its occupation and use of the Premises, Tenant shall comply at a minimum with all health, safety or operating conditions, restrictions, obligations and standards imposed by such laws, rules, orders and ordinances or regulations with respect to the various areas and buildings comprising the Plant in order to facilitate the safe occupation and use of the Plant.

         4.7 There shall be no obligation to occupy or operate within the Premises at any time.

ARTICLE 5 - REPAIRS AND MAINTENANCE

         5.1 Tenant shall, at its sole cost and expense, keep and maintain the Premises in a clean and orderly condition and perform all necessary or required maintenance, repairs and replacements. Tenant shall not cause or permit

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                  any waste, damage or disfigurement to the Premises (other than reasonable wear and tear) or any overloading of the floors of the Premises.

         5.2 Landlord shall, at its sole cost and expense (or require its other tenants within the Plant Site to), keep and maintain the Plant Site, excluding the Premises, in a clean and orderly condition and perform all necessary or required maintenance, repairs and replacements. Landlord shall (or shall require such other tenants to) not cause or permit any waste, damage or disfigurement to the Plant Site, excluding the Premises, other than for reasonable wear and tear.

ARTICLE 6 - ALTERATIONS;  IMPROVEMENTS; TAXES

         6.1 The Tenant shall not make any structural alterations or additions to the Premises without the written consent of the Landlord, which consent shall not be unreasonable withheld or delayed. Landlord's consent shall not be required for (a) minor changes not exceeding $100,000 in total cost and which will not reduce the value of the building, affect its basic design, or impair its structural strength and integrity, or
                  (b) addition of fixtures and equipment which do not damage the Premises.

         6.2 Any alterations or improvements made under this Article 6 shall be made at the Tenant's sole cost and expense and Tenant shall be entitled to any and all salvage. Landlord shall cooperate with Tenant in any governmental applications or otherwise in making said alterations and improvements, provided, however, such cooperation shall be without cost or expense to Landlord.

         6.3 Tenant shall be entitled to any investment tax credit and any depreciation on any equipment or other property placed by Tenant in the Premises, on any alterations or improvements to the Premises made by Tenant or on any additions or replacements to the Premises made by Tenant. Landlord agrees to execute any and all documents necessary to pass through to Tenant the investment tax credit involved.

ARTICLE 7 - UTILITIES, SERVICES AND TAXES

         7.1      Subject to and except as otherwise provided in this Article:

                  (a) Landlord shall maintain the Tenant's access to all utilities and systems necessary for the Tenant's use of the Premises, including, but not limited to, necessary power, gas, water and sewer lines. Tenant shall provide and pay for all utilities used in or in connection with the Premises during the term of this Agreement.

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                  (b)      Landlord shall not be liable to Tenant for any claim,
                           damage, loss, obligation or liability due to (i) Landlord's inability or failure to maintain Tenant's access to the utilities or systems on account of any force majeure occurrence, (ii) any failure of Tenant's utility suppliers to provide adequate and reliable service which affects Landlord's ability to maintain access to the utility lines, (iii) any failure, to maintain, improper maintenance, interruption or curtailment of any of the utilities or systems due to equipment, labor or other problems which do not arise out of the gross negligence or willful misconduct of Landlord or its employees, agents or contractors. In no event shall Landlord be liable to Tenant for any special, incidental or consequential damages due to any failure to maintain, improper maintenance, interruption or curtailment of any of the utility lines.

         7.2 Tenant shall reimburse Landlord, as they become due, for: (i) Tenant's proportionate share of ad valorem taxes and assessments levied, assessed or imposed upon the Premises and apportioned to the term hereof; and (ii) any taxes, excises or other governmental impositions payable by Landlord (other than those as measured by net income) which arise due to any payments of Rent, Additional Rent or other amounts made hereunder.

         7.3 Tenant's proportionate share of ad valorem taxes and assessments applicable to the Premises which shall be payable pursuant to this Article shall be determined based upon the ratio which the valuation of the Premises for tax purposes represents to the total valuation of the Plant Site for tax purposes. Representatives of Landlord and Tenant shall meet annually to review this matter.

         7.4 Landlord shall pay when due all ad valorem taxes and assessments levied, assessed or imposed upon the Premises during the term hereof. If at any time Landlord defaults in the payment of any ad valorem taxes and assessments due upon the Premises, including any taxes and assessments due upon adjoining property comprising part of the same tax parcel, then, upon ten (10) day's prior written notice to Landlord, Tenant shall have the right to pay the same and deduct such payment from its quarterly Rent.

         7.5 Tenant shall pay and discharge when due all personal property taxes applicable to its property located upon the Premises and all income, business, Social Security and other taxes, levies, impositions and contributions required by any Federal, State or local authority applicable to Tenant's business conducted upon the Premises. Tenant shall indemnify and hold harmless Landlord from any claim, loss, damage, obligation or liability for such taxes, levies, impositions and contributions.

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         7.6      If at any time during the term of this Agreement, (i) a tax, excise or other imposition is levied, assessed or imposed upon or measured by the Rent, Additional Rent or other charges payable by Tenant hereunder, other than a tax, excise or imposition as measured by net income, or (ii) a capital levy or other imposition is made based on the value of the Premises or Tenant's property within the Premises, or (iii) some other form of assessment based in whole or in part on some other valuation of the property then comprising the Premises is imposed, then, and in any such event, Tenant shall reimburse Landlord for any such tax, excise, levy or imposition paid by it.

         7.7 All payments required to be made by Tenant to Landlord under this Article 7 shall be payable as Additional Rent within ten
                  (10) days after written demand therefor and shall be payable even though the term hereof has expired, provided that they are applicable to any tax period falling within the term hereof.

ARTICLE 8 - TERMINATION OF LEASE

         8.1 At the expiration or earlier termination of the term hereof, Tenant shall promptly vacate and yield up the Premises, broom clean and in the same condition or order and repair in which they are required to be kept throughout the term hereof, reasonable wear and tear excepted.

         8.2 Upon the expiration or earlier termination of the term of this Agreement, Tenant shall have the right to remove all of Tenant's property which has been affixed, attached or otherwise made part of this Premises (and all salvage as provided in Article 6.2); provided, however, that in performing such work Tenant shall not impair the structural integrity or the utility or other systems of the buildings comprising the Plant Site and that in each instance Tenant repairs any damages to the Premises due to the installation or removal of such property. Any fixtures, equipment or other property of Tenant remaining upon the Premises at such expiration or termination shall be deemed abandoned and may be removed or otherwise disposed of by Landlord without any notice, liability or obligation to Tenant, but Tenant shall remain liable to reimburse Landlord for the cost of performing any such removal or disposition.

         8.3 Anything to the contrary contained herein notwithstanding, upon such expiration or termination, Tenant shall remain liable at its sole expense: (i) to make any repairs to the Premises as required in Article 5, (ii) to remove and dispose of properly any garbage, waste or other debris, (iii) to remove and dispose of any other property abandoned upon the Premises, and (iv) to eliminate any nuisances or hazardous conditions arising solely from Tenant's use or occupation of the Premises. In the event Tenant does not

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                  promptly do so as requested by Landlord, Tenant shall be
                  liable to reimburse Landlord the cost of so doing.

ARTICLE 9 - SIGNS AND PROPERTY LOSS

         9.1 Tenant may, subject to the prior written consent of Landlord, which consent shall not be unreasonable withheld or delayed, cause the installation, at Tenant's cost and expense, of such signs as it may require to identify Tenant's occupancy of the Premises. Tenant shall be responsible to repair any damage to the Premises caused by such installation, and Tenant shall remove such signs at the expiration or termination of the term hereof and repair any damage caused by such removal. Tenant shall fully comply with all requirements of applicable laws, rules, regulations, orders and ordinances pertaining to installation and use of such signs. Tenant may, in compliance therewith, install directional signs in the parking areas, or at or near the street, directing traffic from the street to the parking or loading areas of the Premises.

         9.2 Tenant shall be solely liable for the security of any of its property located upon the Premises. In no event shall Landlord be liable for any loss, theft, or destruction of any property located upon the Premises or any bodily injury, death, sickness or disease of any employees, agents, contractors or invitees of Tenant from any cause whatsoever other than as the result of the gross negligence or willful misconduct of Landlord, including, without limitation, the leakage or escape of any steam, electricity, gas, water, sewage, compressed air or other utility service, the existence of any ice or snow upon any sidewalks, driveways or parking areas adjoining the Premises, the state of repair of the Plant Site or the Premises or any latent defect therein; and Tenant shall indemnify and hold harmless Landlord from all claims, damages, losses, obligations and liabilities on account of such matters with the exception of those resulting from the gross negligence or willful misconduct of Landlord.

ARTICLE 10 - INSPECTION BY LANDLORD

         10.1 At reasonable times during normal business hours and at any time in the event of emergency, Tenant shall upon reasonable notice permit Landlord and the agents and contractors of Landlord to enter the Premises for the purpose (i) inspecting the same and (ii) during the final year of the term hereof showing the Premises to any prospective tenants or purchasers.

         10.2 Landlord reserves the right at any time to enter upon the Premises and to make any necessary repairs thereto, including without limitation any repairs to steam or utility lines, to maintain a fire watch for insurance purposes or to take any other actions as may be necessary or appropriate to eliminate any nuisances or any dangerous, harmful or unhealthful

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                  condition existing thereon. The reservation of such rights shall not be deemed to be an acknowledgement of or imply any duty or obligation on the part of Landlord to perform any such actions, except where the obligation to do so is otherwise specifically set forth herein. Tenant shall be solely liable for the condition and upkeep of the Premises.

ARTICLE 11 - ASSIGNMENT AND SUBLETTING BY TENANT

         11.1 Tenant may sublet the Premises or any portion thereof, license or enter into concession agreements covering departments therein or assign this Agreement (any such sublet, license, agreement or assignment being called an assignment, with corrective words to have corresponding meanings), provided that:

                           (a) No such assignment nor the acceptance of rent by the Landlord from such assignee shall relieve, release or in any manner affect the liability of Tenant;

                           (b) Any such assignee shall, in writing, assume and agree to keep, observe and perform all of the agreements, conditions, covenants and terms of this Agreement on the part of the Tenant to be kept, observed and performed and shall be, and become jointly and severally liable with the Tenant for, the non-performance thereof accruing from the date of such assignment;

                           (c) No further or additional assignment of this Agreement shall be made except upon compliance with and subject to the provisions of this Article; and

                           (d) Any such assignment shall be subject to all the other terms, conditions and covenants of this Agreement.

ARTICLE 12 - INDEMNIFICATION AND INSURANCE

         12.1 Tenant hereby releases Landlord from, and shall indemnify Landlord and hold Landlord harmless from, all claims, damages, losses, obligations and liabilities, including reasonable attorneys' fees, on account of any bodily injury, sickness, disease, death, property damage, contamination, pollution or environmental damage or condition arising out of possession, operation or use of the Plant Site, the Premises, the adjoining streets, alleys, parking areas, passageways and loading docks by Tenant, its employees, agents, contractors, customers or invitees, except where caused by the willful misconduct or gross negligence of Landlord, its employees, agents, contractors or invitees or other tenants.

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         12.2     Landlord hereby releases Tenant from, and shall indemnify
                  Tenant and hold Tenant harmless from, all claims, damages, losses, obligations and liabilities, including reasonable attorneys' fees, on account of any bodily injury, sickness, disease, death, property damage, contamination, pollution or environmental damage or condition arising out of Landlord's ownership, possession, operation or use of the Plant Site, the Premises, the adjoining streets, alleys, parking areas, passageways and loading docks by Landlord or its other tenants, and their employees, agents, contractors, customers or invitees, except where caused by the willful misconduct or gross negligence of Tenant, its employees, agents, contractors or invitees or other tenants.


         12.3 Tenant shall be responsible, at its sole cost and expense, for obtaining and maintaining insurance coverage for any of Tenant's personal property or fixtures maintained upon the Premises, other than coverage for claims, damages, losses or liabilities arising as a result of the gross negligence or willful misconduct of Landlord. Tenant hereby releases Landlord from, and shall indemnify Landlord for and hold Landlord harmless from, any claim, damage, loss, obligation or liability arising as a result of damage or destruction to such property or fixtures in the event of a fire or other occurrence or due to any other condition now existing or hereafter arising upon the Premises other than any such claim, damage, loss, obligation or liability arising as a result of the gross negligence or willful misconduct of Landlord. Tenant shall obtain from its insurance carriers a waiver of the right of subrogation against Landlord for any loss or damage by fire or any other cause within the scope of its fire and extended coverage insurance policies.

         12.4 At its sole cost and expense, Tenant shall maintain and keep in effect throughout the term of this Agreement insurance against claims for bodily injury (including sickness, disease and death) and property damage occurring upon, in or about the Premises under policies of general liability insurance, including broad form contractual liability and automobile insurance, with limits of not less than one million dollars ($1,000,000) per occurrence for one (1) person, five million dollars ($5,000,000) per occurrence for two (2) or more persons, and one million ($1,000,000) for property damage. The aforesaid minimum insurance limits shall in no way limit or diminish Tenant's liability to Landlord pursuant to Article 12.1

         12.5 At its sole cost and expense, Tenant shall maintain and keep in effect during the term hereof worker's compensation and employer's liability insurance in the minimum amounts as required by law.

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         12.6     Upon the execution hereof, Tenant shall furnish to Landlord certificates of insurance as evidence of the insurance coverage required under Articles 12.3, 12.4 and 12.5, and each such policy of insurance shall name Landlord as an additional insured and provide that it shall not be amended, modified or cancelled, except upon thirty (30) days' prior written notice to Landlord.

         12.7 At its sole cost and expense, Landlord shall maintain and keep in effect throughout the term of this Agreement insurance against claims for bodily injury (including sickness, disease and death) and property damage occurring upon, in or about the Plant Site (excluding the Premises) under policies of general liability insurance, including broad form contractual liability and automobile insurance, with limits of not less than one million dollars ($1,000,000) per occurrence for one
                  (1) person, five million dollars ($5,000,000) per occurrence for two (2) or more persons, and one million ($1,000,000) for property damage. The aforesaid minimum insurance limits shall in no way limit or diminish Landlord's liability to Tenant pursuant to Article 12.2

         12.8 To the extent that the insurance described in Articles 12.4 and 12.7 are provided by a policy or policies obtained by Landlord, Landlord may charge Tenant with a pro-rata share of the premiums for insurance required in Sections 12. The pro-rata share shall be based on Tenant's leased space within the Premises divided by the total space within the entire Plant Site.

         12.9 In no event shall either party be liable to the other party for any special, indirect, incidental or consequential damages on account of any default by a party under this Agreement or any claims, damages or losses of a party arising out of its ownership, possession, occupation or use of the Plant Site and the Premises.

ARTICLE 13 - DEFAULT

         13.1 Each of the following shall be deemed a default by Tenant and a breach of this Agreement:

                  (a) the filing with respect to Tenant of a petition for adjudication as a bankrupt, or for reorganization or a similar arrangement, under any Federal or State statute;

                  (b) the dissolution or liquidation of Tenant, without the transfer to and assumption by a financially responsible third-party of this Agreement as determined by Landlord;

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                  (c)      the appointment of a permanent or temporary receiver
                           or a permanent or temporary trustee of all or substantially all the property of Tenant;

                  (d) the taking of possession of the property of Tenant by a governmental officer or agency pursuant to statutory authority for dissolution, rehabilitation, reorganization or liquidation;

                  (e) the making by Tenant of an assignment for the benefit of creditors;

                  (f) default in the payment of Rent or Additional Rent herein reserved or any part thereof for a period of thirty (30) days; or

                  (g) default in the performance of any other covenant, term or condition of this Agreement on the part of Tenant to be performed for a period of thirty (30) days after written notice from Landlord specifying the nature of such default (and, for purposes of this subdivision (g), no default on the part of Tenant in such performance shall be deemed to exist if after receipt of the aforesaid notice Tenant diligently takes action to rectify the same and prosecutes such action to completion with reasonable diligence, subject, however, to unavoidable delays).

         13.3 If any event mentioned in Article 13.1(a) through 13.1(e) shall occur, Landlord may thereupon or at any time thereafter elect to cancel this Agreement upon thirty (30) days' prior written notice to Tenant and this Agreement shall terminate on the day in such notice specified with the same force and effect as if that date were the date herein fixed for the expiration of the term of this Agreement. In case of any such default under Article 13.1(f) or 13.1(g) and at any time thereafter following the expiration of the respective grace periods above-mentioned, Landlord may serve a notice upon the Tenant electing to terminate this Agreement upon a specified date not less than ten (10) days after the date of serving such notice and this Agreement shall expire on the date so specified as if that date had been originally fixed as the expiration date of the term hereof and all Rent and Additional Rent applicable to the balance of the term hereof shall thereupon become due and payable. However, a default under
                  Article 13.1(f) or (g) shall be deemed waived if such default is cured before the date specified for termination in the notice of termination served on Tenant pursuant to this Article.

         13.4 In the event this Agreement shall be terminated pursuant to this Article or by summary proceedings or otherwise, Landlord shall use reasonable efforts to mitigate its damages and Landlord may, in its own name and in its own behalf, relet the whole or any portion of the Premises, for any period equal to or greater or less than the remainder of the term hereof for any sum which it may deem reasonable, to any tenant which it may find suitable and satisfactory, and for any use and purpose which it may deem appropriate, and in connection with any such reletting Landlord may make such changes in the character of the improvements on the Premises as

                  Landlord may determine to be appropriate or helpful in effecting such reletting. However, in no event shall Landlord be under any obligation to pay or credit Tenant with any surplus of any sums received by Landlord on a reletting of the Premises in excess of the Rent reserved in this Agreement.

         13.5 All remedies specified in this Article 13 shall be non-exclusive and Landlord's reliance upon such remedies shall not preclude it from availing itself of any other rights or remedies, which it may have at law or in equity.

ARTICLE 14 - FIRE AND CASUALTY

         14.1 In the event of any damage to or destruction of the Premises by fire or other occurrence so that twenty percent (20%) or more of the building floor area comprising the Premises becomes untenable or unfit for occupancy, then within thirty
                  (30) days after the date of such occurrence, either Landlord or Tenant shall have the right to elect by written notice to the other to cancel this Agreement as of the date of such damage or destruction, in which event the Rent and Additional Rent shall be apportioned to such date. If neither party duly elects to cancel this Agreement pursuant to the immediately preceding sentence, then Landlord shall repair and restore the Premises to substantially their same condition prior to such occurrence using reasonable speed and dispatch and the Rent and Additional Rent shall be equitably abated as set forth in the following Article from the date of such occurrence until the date when repairs are completed.

         14.2 In the event of any fire or other occurrence which damages or destroys less than twenty (20%) of the building floor area comprising the Premises, Landlord shall repair and restore the Premises with reasonable speed and dispatch, and the rent and additional rent shall be equitably abated in the same proportion that the area of the Premises which shall be untenable or unfit for occupancy by Tenant in the conduct of its business represents to the total area of the Premises, from the date of such destruction until the completion of such repairs.

         14.3     In the event that a fire or other occurrence as provided in
                  Article 14.2 happens during the final 180 days of the term hereof, Landlord shall not be obligated to repair and restore the Premises, and this Agreement shall remain in full force and effect, subject to an equitable abatement of Rent, and Additional Rent, until the expiration of the term hereof.

         14.4 In no event shall Landlord have any liability or obligation to Tenant with respect to the repair or restoration of any property of Tenant located upon the Premises due to any fire or other occurrence. In the event this Agreement is cancelled pursuant to Article 14.1, then Tenant shall remain obligated promptly to remove or eliminate any nuisance or dangerous, harmful or unhealthful condition then existing on or about the Premises due to its use or occupancy thereof.

ARTICLE 15 - CONDEMNATION

         15.1 If, due to any condemnation or taking by any public or quasi-public authority or other party having the right of eminent domain, (i) twenty percent (20%) or more of the building floor area comprising the Premises is taken or (ii) access to the Premises is permanently denied, then and in any of the aforesaid events the term of this Agreement shall, at the option of Landlord or Tenant, be cancelled from the date when such authority or party actually takes the Premises or denies access thereto. Rent and Additional Rent shall be apportioned to the time of cancellation.

         15.2 Tenant shall have a separate and independent claim for the following:

                           (i) For the taking of or damage to its and its subtenants' and licensees' fixtures, furniture and furnishings, partitions, operating equipment, inventory and personal property, whether or not the same are permanently attached to the Premises and whether or not they can be easily removed without substantial injury to the Premises, and for the value of this Agreement;

                           (ii) Any claim now or hereafter permitted by law for costs of removal from the condemned premises or relocation;

                           (iii) Any claim now or hereafter permitted by law for loss or interruption of Tenant's business;

                           (iv) Any claim for a temporary taking of all or any part of the Premises.

         15.3 In the event of any partial taking which does not cause a termination of this Agreement pursuant to Article 15.1, then the rent and additional rent shall abate in an amount mutually equitable to both Landlord and Tenant based on the effect the taking shall have on Tenant's operation and the relationship that the area of the Premises taken bears to the area of the Premises prior to such condemnation.

         15.4     After any condemnation or other taking as specified in Article
                  15.1 and 15.2, Landlord shall, to the extent of proceeds received as a result of the condemnation and to the extent permitted by applicable law and practicable on the Plant Site, promptly make such repairs and alterations in order to restore the remainder of the Premises to their same condition existing prior to the condemnation or taking.

ARTICLE 16 - RELATIONSHIP OF PARTIES

         16.1 This Agreement shall not be deemed to create a partnership, agency or other business relationship between Landlord and Tenant, other than the tenancy created hereunder, and, except as otherwise expressly provided in any other agreement to which Tenant and Landlord are parties, Tenant shall be solely and exclusively liable for all claims, damages, losses, liabilities and obligations arising out of the conduct of its business upon the Premises, including the payment of all taxes with respect thereto.

ARTICLE 17 - NOTICES

         17.1 Any notices or communications required or permitted hereunder shall be deemed sufficiently given if sent by commercial courier service or United States Postal Service, certified mail, postage prepaid, return receipt requested, to the respective parties at the following addresses:

                           if to Landlord:

                                    UCAR Carbon Company Inc.
                                    3102 West End Avenue
                                    Suite 1100
                                    Nashville, Tennessee  37203
                                    Attention:  General Counsel

                           if to Tenant:

                                    UCAR Graph-Tech Inc.
                                    11709 Madison Avenue
                                    Lakewood, Ohio  44109
                                    Attention:  President

                  Either party may change the persons or addresses to which notice or other communications are to be sent to it by giving written notice of any such changes in the manner provided herein for giving notice. Notices shall be deemed given on the date of delivery or the date of refusal to accept delivery by the addressee (either as confirmed by the United States Postal Service or commercial courier service, as the case may be).

ARTICLE 18 - COVENANT AGAINST LIENS; SUBORDINATION

         18.1 Tenant shall not encumber, or suffer or permit to be encumbered, the Premises or the fee ownership thereof by any lien, charge or encumbrance.

                  The violation of this Article shall be considered a breach of this Agreement. Within thirty (30) days after notice thereof, Tenant shall satisfy or otherwise cause to be removed of record any mechanic's, materialmen's or other lien or encumbrance filed against the Premises arising out of its occupancy and use of the Premises.

ARTICLE 19 - CONDITION OF PREMISES

         19.1 Tenant has inspected the Premises and accepts the same "as is", without any reliance whatsoever upon any representation, warranty or guarantee, either express or implied, by Landlord, its employees or agents as to the condition or state of repair of the Premises.

         19.2 LANDLORD MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO THE PREMISES OR ANY FIXTURES COMPRISING ANY PART THEREOF. NO WARRANTY OR GUARANTEE SHALL BE IMPLIED OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE OR OTHERWISE AS TO ANY SUCH PROPERTY OR FIXTURES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 20 - SUBORDINATION AND ESTOPPEL

         20.1 At the option of Landlord, this Agreement shall be subordinate at all times to all liens of any kind of any institutional mortgages (meaning a mortgage, a deed of trust or similar collateral security agreement or arrangement held by a bank, savings and loan association, insurance company, pension fund or other institutional investor or financial institution) as security for any credit facility, note, debenture, bond or other debt or obligation (the "Debt") in any amount which may hereafter be placed on the Premises or the Plant Site (the "Institutional Mortgage") and to all renewals, modifications, replacements, consolidations and extensions thereof. Landlord shall use reasonable efforts to require that the holder or holders of the Institutional Mortgage (the "Institutional Mortgagee") agree that:

                           (i) As long as no default exists beyond applicable notice and cure periods, which entitles Landlord to terminate this Agreement or which cause, without any action of Landlord, the termination of this Lease, or which entitle Landlord to dispossess Tenant, then:

                                    (a) The right of possession of Tenant to the Premises, and Tenant's rights arising out of this Agreement, including, but not limited to, the renewal options, privileges, rights, remedies and causes of actions hereunder, shall not be affected or disturbed by either the Institutional Mortgagee in the exercise of any of its rights under the Institutional Mortgage or the Debt, or otherwise by law provided, or by any purchaser of the Premises or by any person acquiring title thereof, as referred to in subsection (c) of this Article 20.1.

                                    (b) In the event that the Institutional
                                    Mortgagee comes into possession or ownership of the Premises by foreclosure of the Institutional Mortgage, or by proceedings on the Debt, or otherwise, this Agreement shall not be terminated or affected thereby; and this Agreement shall continue in full force and effect as a direct lease between Tenant and the Institutional Mortgagee upon all the terms, covenants, conditions and agreements set forth in this Agreement;

                                    (c) In the event that the Premises are sold or otherwise disposed of pursuant to any right or any power contained in the Institutional Mortgage or the Debt as a result of proceedings thereon, or as otherwise authorized by law, this Agreement shall not be terminated or affected thereby, and the purchaser of the Premises or any person acquiring title thereto through or by virtue of said sale or other disposition shall take subject to this Agreement and any prior and future rights of Tenant herein; and this Agreement shall continue in full force and effect as a direct lease between Tenant and any party acquiring title to the Premises, as aforesaid, upon all the terms, covenants, conditions and agreements set forth in this Agreement.

                           (ii) If any building upon the Premises is damaged or destroyed by fire or other casualty, or if any portion of the Premises shall be taken by eminent domain, the insurance proceeds and/or such condemnation awards will be applied in accordance with the provisions of this Agreement.

         20.2 Tenant shall, without charge, within twenty (20) days after request by Landlord, but not more than twice in any one calendar year, certify by written instrument, duly executed and delivered to Landlord, or any other person, firm or corporation specified by Landlord:

                           (a) That this Agreement is unmodified, and in full force and effect, if such be the case, or if there have been any modifications, that the same are in full force and effect, if such be the case, as modified and stating the modifications and the dates thereof; and

                           (b) Whether or not to the best knowledge of Tenant there are then existing any set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions of this Agreement and any modifications of this Agreement upon the part of Tenant to be performed or complied with, and if so, specifying the same.

         20.3 Tenant shall, in the event of the sale or assignment of Landlord's interest in the Premises, or in the event of any proceedings brought for the foreclosure of or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, upon written notice, to the purchaser and recognize such purchaser as Landlord under this Agreement.

         20.4 Upon the request of a prospective Institutional Mortgagee, Tenant agrees to give due consideration to any reasonable modifications or amendments of this Agreement (except with respect to the provisions for payment of Rent and Additional Rent and the term hereof) as such Institutional Mortgagee may reasonably request so long as such modifications or amendments shall not materially increase Tenant's obligations, materially decrease Tenant's rights or materially decrease Landlord's obligations hereunder.

ARTICLE 21 - FORCE MAJEURE

         21.1 Except for the obligations of Tenant to pay Rent, Additional Rent and other amounts as in this Agreement provided, the period of time during which Landlord or Tenant is prevented from performing any act required to be performed under this Agreement by reason of fire, flood, hurricanes, strikes, lock-outs or other industrial disturbances, explosions, civil commotion, acts of God or the public enemy, governmental prohibitions or preemptions, embargoes, inability to obtain material or labor, the act or default of the other party, or other events beyond the reasonable control of Landlord or Tenant, as the case may be, and which event makes performance hereunder commercially impracticable, shall be added to the time for performance of such act.

ARTICLE 22 - QUIET ENJOYMENT

         22.1 If and so long as Tenant shall pay the Rent and Additional Rent reserved hereunder and shall perform and observe all the terms, covenants and conditions on the part of Tenant to be performed and observed, Landlord covenants that Tenant shall lawfully and quietly, hold occupy and enjoy the Premises, subject, however, to the provisions of this Agreement.

ARTICLE 23 - WAIVER

         23.1 No consent or waiver by a party of any breach or default in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver of any other breach or default in the performance by the other party of its obligations. Failure on the part of the non-breaching party to complain of any act or failure to act of the breaching party or to declare the breaching party in default, irrespective of how long such act or failure continues, shall not constitute a waiver by the non-breaching party of its rights hereunder.

ARTICLE 24 - MEMORANDUM OF LEASE

         24.1 This Agreement shall not be recorded. At the request of either party, the parties shall execute and acknowledge a memorandum of lease suitable for recording purposes.

ARTICLE 25 - BROKERAGE FEES

         25.1 Landlord and Tenant acknowledge that no real estate broker or agent or other party is entitled to any brokerage fee, commission or other compensation on account of this Agreement or any transaction contemplated hereunder. Tenant shall indemnify and hold harmless Landlord from all claims, damages, losses and liabilities of Landlord for any brokerage fee, commission or other compensation owing to any party claiming to represent Tenant. Landlord shall indemnify and hold harmless Tenant from all claims, damages, losses and liabilities of Tenant for any brokerage fee, commission or other compensation owing to any party claiming to represent Landlord.

ARTICLE 26 - GOVERNING LAW

         26.1 The validity, interpretation and performance of this Agreement shall be governed according to the laws of the State of Ohio applicable to agreements made and to be performed entirely in that State.

ARTICLE 27 - HOLDOVER TENANCY

         27.1 If Tenant continues to occupy the Premises after the termination of this Agreement, such holding over shall not be deemed to extend or renew the term hereof, but the tenancy thereafter shall continue as a tenancy from month-to-month upon the same terms and conditions as provided herein, except that the rent shall be increased to 110% of the then current Rent and Landlord may terminate such tenancy upon ten (10) days' written notice to Tenant.

ARTICLE 28 - SUCCESSOR LANDLORD

         28.1 In the event that Landlord's interest in this Agreement shall pass to or devolve upon another, or in the event that the rent accrued or to accrue hereunder shall be assigned, or in the event that one other than Landlord shall become entitled to collect the rent accrued or to accrue hereunder, then and in any such event, notice of the fact shall be given to Tenant by Landlord in writing, duly executed and acknowledged by Landlord and, until such notice and proof shall be given to Tenant, Tenant may continue to pay the rent accrued or to accrue hereunder to the one to whom, and in the manner in which, the last preceding installment of rent hereunder was paid and each such installment shall, to the extent thereof, fully exonerate and discharge Tenant. In the event that Tenant shall pay rent or other charges hereunder to any person other than Landlord in accord with any notice purporting to be executed by or on behalf of Landlord, or by or on behalf of the person who, under the terms of this Agreement, shall give the notice, and, which is believed in good faith by Tenant to be genuine, such payment shall constitute payment and discharge of the obligation of Tenant thus paid. In the event that Tenant shall be advised of any dispute as to the person to whom the rent under this Agreement shall be payable, or shall receive notice of any claim to the payment of rent or other charges hereunder due or to accrue hereunder from a person other than Landlord, Tenant shall promptly advise Landlord in writing of the existence and nature of such claim and, unless Landlord shall, within twenty (20) days of such advice by Tenant, either advise the Tenant to pay the rent in accord with such claim, or shall supply Tenant with a duly executed release of such claim by the claimant or a direction from such claimant to pay the rent to Landlord, Tenant shall be entitled to pay any installment of rent or other charges hereunder so claimed then due or thereafter to accrue under this Agreement, into a bank or trust company in the County in which the Premises are located for deposit to the account of Landlord and such claimant, and the making of such payment to such bank or trust company, shall discharge Tenant of any further obligation for the payment of the rent or other charges hereunder so paid. Tenant shall be under no obligation to recognize any agent for the collection of rent accrued or to accrue hereunder or otherwise authorized to act with respect to the Premises until written notice of the appointment and the extent of the authority of such agent shall be explicitly given by the one appointing such agent. References in this Article to rent mean Rent, Additional Rent and other amounts payable to Landlord hereunder.

ARTICLE 29 - ENTIRE AGREEMENT

         29.1 This Agreement together with the Transfer Agreement dated as of January 1, 2000 between the parties and the agreements, documents and instruments delivered pursuant hereto contains all the promises, agreements, conditions and understandings between Landlord and Tenant with respect to the leasing of the Premises. No consent, waiver, approval, amendment, modification or addition with respect to this Agreement shall be effective unless it is contained in a written agreement executed by authorized representatives of both parties.

         29.2 The covenants, conditions and agreements contained in this Agreement shall being and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE 30 - NOTICE OF ADDITIONAL SPACE

         30.1 If the remainder of the Plant Site not included within the Premises is vacated by its current tenant (Advanced Ceramics Corporation) Landlord shall so notify Tenant and afford Tenant an opportunity, deemed reasonable by Landlord, for Tenant to lease such remainder.

ARTICLE 31 - WAIVER OF LIEN

         31.1 Landlord agrees, upon Tenant's request, to execute any reasonable waiver of lien and/or waiver of ownership rights, which may be reasonably requested by any vendor, lessor or chattel mortgagee, in regard to any of Tenant's furniture, fixtures, equipment or other article of personal property; and to use all reasonable efforts to obtain similar releases or waivers from any mortgagee of the Premises.

ARTICLE 32 - DEFINITION OF CERTAIN TERMS

         32.1 For purposes of this Agreement, unless the context requires otherwise, "Unavoidable delays" shall mean delays due to strikes, weather, lockouts, inability to obtain labor or materials (except due to lack of cash or credit), governmental restrictions, enemy action, civil commotion, fire, casualty or other causes beyond the reasonable control of Landlord or Tenant.

ARTICLE 33 - SATELLITE DISH

         33.1 Tenant is hereby granted the right, from time to time during the term of this Agreement, to install, maintain, repair and replace antennae and satellite dishes and other transmitters and receivers on the roof or the exterior side or rear walls of the building located on the Premises or in a secured location acceptable to Tenant on the ground in close proximity to the Premises. All such installations by Tenant shall be in accordance with all ordinances, orders, regulations, rules and laws. Tenant shall have the right to remove any of such equipment on or before the expiration of the term hereof.

ARTICLE 34 - FASB 13

         34.1 Landlord shall supply to Tenant within thirty (30) days after full execution of this Agreement and within 30 days after the commencement of each Extended Term (and at other reasonable times at Tenant's request) information in writing required by Tenant to comply with its obligations as set forth in Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 13 (accounting principles for leases, to determine if this Agreement is a capital lease or an operating lease) or any similar requirements in lieu thereof imposed by generally accepted accounting principles which Tenant may deem appropriate to follow, such information to contain (a) the date of acquisition of the Premises by Landlord, (b) estimated useful life of Premises at acquisition, (c) remaining useful life as of commencement of Initial Term or Extended Term, (d) the fair market value of the land, the building, and any other appurtenances comprising the Premises, and (e) such other information as may be reasonably requested by Tenant.

ARTICLE 35 - DISPUTES

         35.1 If at any time hereafter a dispute shall arise between Landlord and Tenant with respect to any financial obligation under any of the provisions of this Agreement, the party against whom the obligation shall be asserted shall have the right to make payment "under protest" and if such party shall exercise such right such payment shall not be deemed a voluntary payment but shall be deemed to reserve to such party the right to institute appropriate actions or proceedings against the other for recovery of the whole or such part of said payment as such party shall claim it was not obligated to pay hereunder. If at any time a dispute shall arise between Landlord and Tenant as to any act to be done or work to be performed by either of them or in or about the Premises under any of the provisions of this Agreement, the party against whom the obligation to do such act or perform such work shall be asserted, may do such act or perform such work and pay the cost thereof "under protest" and if such party shall do so the performance of such act or work and payment of such cost shall not be deemed a voluntary performance of voluntary payment, but shall be deemed to reserve to such party the right to institute appropriate actions or proceedings against the other for recovery of the whole of such cost or such part thereof as shall represent the cost of performing the act or work which such party shall claim it was not obligated to perform hereunder.

         35.2 In no event shall Tenant be obligated to pay Rent or Additional Rent to more than one entity at any one time.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                       UCAR Carbon Company Inc.

                                           /s/
                                       By:______________________________________

                                       Title: __________________________________


                                       UCAR Graph-Tech Inc.

                                           /s/
                                       By:______________________________________

                                       Title: __________________________________

                                   EXHIBIT "A"

                                    PREMISES

Premises include buildings 3,4, 4A, 5, 5A, 6A, 6D, 25, 25A, 25B, 25C, 25D, 69, 73, 20A as seen on the attached site plan for the Plant Site.

                                   PLANT SITE

                         See attached Legal Description.